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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

   McCARTY,              BRIAN
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   (Last)               (First)                 (Middle)

   150 Louisiana N.E.
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                                    (Street)

   Albuquerque,        New Mexico             87108
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

   (1)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   BOWLIN Outdoor Advertising & Travel Centers Incorporated; BWLN
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X(1)]  Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
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

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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

   None
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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

Options(2)               (2)        (3)             Common Stock           6,000            (4)            D
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
Explanation of Responses:

(1) Mr. McCarty will become a director of the Company upon the Closing of the Company's initial public offering.
(2) Options granted pursuant to the Company's 1996 Stock Option Plan. Options are not exercisable until three (3) years from the date of grant.
(3) Options expire ten (10) years from the date of grant, which is the effective date of Form SB-2 Registration Statement No. 333-12957 for the Company's initial public offering (the "Public Offering").
(4) The exercise price per share is equal to the price per share at which the Common Stock is initially offered to the public in the Public Offering.

    /s/ Brian McCarty                                           11-25-96
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Brian McCarty

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.